Exhibit 23.3
[Valuation Research Corporation Letterhead]
January 18, 2007
Mr. Eric Schlezinger
General Counsel
Veraz Networks, Inc.
926 Rock Avenue, Suite 20
San Jose, CA 95131
Subject: Written consent to reference Valuation Research Corporation in S-1 filing of Veraz Networks, Inc.
Dear Mr. Schlezinger:
We hereby consent to the inclusion in the registration statement on Form S-1 of Veraz Networks, Inc. for the registration of shares of its common stock and any amendments thereto (the “Registration Statement”) of references to our reports relating to the valuation of the common equity of Veraz Networks, Inc. and to references to our firm’s name therein. In giving such consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission hereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Sincerely,
/s/ Justin E. Johnson
Justin E. Johnson, CFA
Senior Vice President